Exhibit 2.1

ASSET PURCHASE AGREEMENT
between
Galecto, inc.
as Buyer,

and
bridge medicines llc
as Seller
dated as of
October 7, 2024

TABLE OF CONTENTS

Page

Article I DEFINITIONS		2
1.1	Definitions	2
1.2	Table of Definitions	9
Article II PURCHASE AND SALE		10
2.1	Purchase and Sale of Assets	10
2.2	Excluded Assets	11
2.3	Assumed Liabilities	12
2.4	Excluded Liabilities	12
2.5	Share Consideration	12
2.6	Certificate of Designation; Directors.	12
2.7	Purchased Asset Valuation	13
2.8	Withholding Tax	13
2.9	Consents, Authorizations, Waivers; Contract Assignments	13
Article III CLOSING		14
3.1	Closing	14
3.2	Conditions Precedent to Obligations of Each Party; Closing Deliverables	14
Article IV REPRESENTATIONS AND WARRANTIES OF SELLER		16
4.1	Organization of Seller	16
4.2	Capitalization; Subsidiaries	16
4.3	Authority of Seller; Vote Required	17
4.4	No Conflicts; Consents	17
4.5	Financial Statements	18
4.6	Undisclosed Liabilities	18
4.7	Contracts	18
4.8	Title to Purchased Assets	20
4.9	Intellectual Property	21
4.10	Data Privacy	23
4.11	Legal Proceedings	24
4.12	Compliance with Laws; Permits	24
4.13	FDA and Health Care Regulatory Matters.	24
4.14	Taxes	26

4.15	Absence of Certain Changes or Events	28
4.16	Accredited Investor; Investment Experience	28
4.17	Supplier and Vendors	29
4.18	Employment Matters; Benefit Plans	29
4.19	Real Property	29
4.20	Affiliate Interests and Transactions	29
4.21	Insurance	29
4.22	Brokers	30
4.23	No Other Representations and Warranties	30
Article V REPRESENTATIONS AND WARRANTIES OF BUYER		30
5.1	Organization of Buyer	30
5.2	Authority of Buyer	31
5.3	No Conflicts; Consents	31
5.4	Capitalization	31
5.5	Brokers	31
5.6	Legal Proceedings	32
5.7	Securities Duly Issued	32
5.8	Vote Required	32
5.9	Buyer SEC Documents and Filings; Financial Statements	32
5.10	Reporting Company	33
5.11	Listing	33
5.12	Solvency	33
5.13	No Other Representations and Warranties	33
Article VI COVENANTS		33
6.1	Buyer Stockholders’ Meeting	33
6.2	Proxy Statement	35
6.3	Reservation of Buyer Common Stock; Issuance of Shares of Buyer Common Stock	36
6.4	Lock-Up Period	36
6.5	Nasdaq Listing Application	36
6.6	Legends	37
6.7	Private Placement	37
6.8	Cooperation	37
6.9	Confidentiality	37

6.10	Public Announcements	38
6.11	Insurance Proceeds	38
6.12	Transfer Taxes	38
6.13	Certain Tax Matters	38
6.14	Further Assurances; Access to Records	39
6.15	Release	39
6.16	Confidentiality	40
6.17	Service Providers	40
6.18	Non-Competition	40
Article VII MISCELLANEOUS		40
7.1	Survival	40
7.2	Expenses	40
7.3	Notices	41
7.4	Interpretation	41
7.5	Headings	42
7.6	Severability	42
7.7	Entire Agreement	42
7.8	Successors and Assigns	42
7.9	No Third-Party Beneficiaries	42
7.10	Amendment and Modification; Waiver	43
7.11	Governing Law; Jurisdiction	43
7.12	Specific Performance	43
7.13	Waiver of Jury Trial	43
7.14	Counterparts	44

Schedule I – Knowledge parties

Appendix I - Officers, directors and stockholders of Buyer executing Buyer Stockholder Support Agreements

Exhibit A – Form of Certificate of Designation

Exhibit B – Form of Buyer Stockholder Support Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 7, 2024, is made and entered into between Galecto, Inc., a Delaware corporation (“Buyer”), and Bridge Medicines LLC, a Delaware limited liability company (“Seller”, together with Buyer, the “Parties”, and each, a “Party”).

RECITALS

A. Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Purchased Assets (as defined herein), and, in connection therewith, Buyer is willing to assume from Seller the Assumed Liabilities (as defined herein), all upon the terms and subject to the conditions set forth herein (such sale and purchase, together with all other transactions contemplated by this Agreement, the “Transaction”).

B. The board of directors of Buyer (the “Buyer Board”) has (i) approved and declared advisable this Agreement and the Transaction, including the issuance of shares of Buyer Common Stock (as defined herein) and shares of Buyer Convertible Preferred Stock (as defined herein) to Seller pursuant to the terms of this Agreement and (ii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Buyer vote to approve the Buyer Stockholder Matters (as defined herein) at the Buyer Stockholders’ Meeting (as defined herein) to be convened following the Closing.

C. The board of managers of Seller (the “Seller Board”) has (i) determined that the Transaction is fair to, advisable and in the best interests of Seller and the Seller Members (as defined herein) and (ii) approved and declared advisable this Agreement and the Transaction, including that Buyer acquire from Seller the Purchased Assets.

D. Concurrently with the execution and delivery of this Agreement, the members of Seller sufficient to adopt and approve this Agreement and sell the Purchased Assets as required under the laws of Delaware and the organizational documents of Seller are executing and delivering an action by written consent in form and substance reasonably acceptable to Buyer in order to obtain the Required Seller Member Vote (the “Seller Member Written Consent”).

E. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Seller’s willingness to enter into this Agreement, each of the officers, directors and stockholders set forth on Appendix I hereof (solely in their capacity as stockholders of Buyer) are executing support agreements in favor of Seller, each in substantially the form attached hereto as Exhibit B (each, a “Buyer Stockholder Support Agreement” and together, the “Buyer Stockholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Buyer in favor of the Buyer Stockholder Matters.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, examination, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other compensation or employee benefit plan, program, policy, practice, Contract or arrangement of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) or any employment, consulting or personal services Contract, plan or arrangement, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained, contributed to or required to be contributed to by Seller, any Affiliate of Seller or any ERISA Affiliate (or to which Seller, any Affiliate of Seller or any ERISA Affiliate) is a party and which covers or benefits any current or former officer, employee, director, consultant, independent contractor or any other service provider of or to Seller (or any spouse, dependent or beneficiary of any such individual); or (b) with respect to which Seller has any Liability (including any contingent Liability).

“Books and Records” means books, documents, records, files, agreements, manuals and other information in the possession or control of Seller, whether in hard copy, electronic or computer format, in each case, that are exclusively related to the Specified Program (whether or not required to be severed from any books, documents, records, files, agreements, manuals or other information not related to the Specified Program).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer Common Stock” means shares of common stock of Buyer, par value $0.00001 per share.

“Buyer Convertible Preferred Stock” means shares of Series A preferred stock of Buyer, par value $0.00001 per share, newly designated pursuant to the Certificate of Designation.

“Buyer SEC Documents” means all statements, reports, schedules, forms and other documents required to have been filed by Buyer with the SEC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Current Assets” means those categories of current assets of Seller determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the balance sheet as of December 31, 2023 included in the Financial Statements.

“Current Liabilities” means those categories of current liabilities of Seller determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the balance sheet as of December 31, 2023 included in the Financial Statements.

“Encumbrance” means any charge, claim, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that is (or, at any relevant time, was) treated, together with Seller, as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Security Exchange Act of 1934, as amended.

“Excluded Taxes” means: (i) all Taxes of Seller or any of their respective Affiliates, or for which Seller or its Affiliates is otherwise liable, for any taxable period, including all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Seller (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or non-U.S. Law or regulation; (ii) all Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period; (iii) all Taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period ending on or before the Closing Date and, with respect to any taxable period that includes (but does not end on) the Closing Date, the portion of such taxable period ending on and including the Closing Date; (iv) any Loss from the breach of any covenants and agreements of

Seller in respect of Taxes contained in Sections 6.12 and 6.13; (v) any Loss from the breach of representations and warranties concerning Seller contained in Section 4.14; (vi) any employment Taxes (including withholding Taxes) required with respect to any payments made under or contemplated by this Agreement with respect to Buyer’s purchase of the Purchased Assets pursuant to this Agreement; and (vii) Seller’s portion of any Transfer Taxes levied on the transfer of the Purchased Assets pursuant to Section 6.12.

“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision (including for the avoidance of doubt, any such government, subdivision, agency or instrumentality responsible for the administration or imposition of any Tax), or any quasi-governmental authority (to the extent that the rules, regulations or orders of such authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Health Care Laws” means any applicable Laws relating to pharmaceutical products, good manufacturing practices (to the extent applicable), interactions with health care professionals, fraud and abuse matters, laboratory testing, genetic testing, genomic sequencing, biospecimen collection or testing, non-clinical testing, complaint handling, adverse event reporting, biohazards, and pharmacies. Health Care Laws includes, but are not limited to: (a) the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”); (b) the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312, and 812; (c) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act); (d) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (e) the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn); (f) the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)); (g) the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); (h) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); (i) the exclusion Laws (42 U.S.C. § 1320a-7); (j) any other applicable federal, state, local or non-U.S. laws, regulations and requirements having the force of law related to the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging of Seller’s products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, licensure, accreditation or any other material aspect of providing health care products or services; (k) HIPAA; and (l) all applicable Laws governing the licensure, accreditation, certification and operation of Seller’s business.

“HIPAA” means collectively: (a) the Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), the implementing regulations at 45 CFR Parts 160 and 164, and related binding guidance from the United States Department of Health and Human Services, in each case, as the same may be amended, modified or supplemented from time to time.

“Indebtedness” means, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond (other than any performance bond), debenture, mortgage or other debt instrument or debt security, (iii) payment obligations currently due and payable under any interest rate, currency or other hedging agreement, (iv) obligations under any performance bond or letter of credit (to the extent drawn), (v) any amounts for the deferred purchase price of goods and services (including, without limitation, trade payables and any earn out Liabilities associated with past acquisitions); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which Seller is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of Seller (whether or not such obligation is assumed by Seller); and (viii) all prepayment penalties, premiums or fees required to be paid in connection with the prepayment of any of the foregoing.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, Instagram and other social media platforms and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; (h) rights of personality and publicity; and (i) all rights to any Actions of any nature available to or being pursued to the extent related to any of the foregoing, whether accruing before, on or after the

Closing Date, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Assets” means all Intellectual Property that is owned by or licensed to or purported to be owned by or licensed to Seller that relate to, or are used or held for use in connection with the Specified Program.

“IRS” means the Internal Revenue Service of the United States.

“Know-How” means know-how, trade secrets and other confidential or proprietary information, including data, invention rights, materials, technical, pre-clinical and clinical data, results, instructions, dossiers, records, documents, applications, processes, methods, formulas, formulation information, packaging and chemical specifications, raw material specifications, chemical and finished goods analytical test methods, stability data, testing data and quality control data for biological, chemical, pharmacological, toxicological, physical, analytical, clinical and safety, in each case, that Seller has rights in, are owned by Seller, or in the possession of Seller of the date of the Agreement and as of the Closing that relate to, or are used, or held for use in connection with the Specified Program.

“Knowledge” means, (i) with respect to an individual, that such individual has actual knowledge of the relevant fact or such individual would reasonably be expected to have obtained knowledge of such fact in the ordinary course of the performance of such individual’s employment responsibilities, and (ii) with respect to Buyer or Seller, as applicable, any individual identified on Schedule I has actual knowledge of the relevant fact or such individual would reasonably be expected to have obtained knowledge of such fact in the ordinary course of the performance of such individual’s employment responsibilities.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, directive, other requirement or rule of law of any Governmental Authority.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any orders, writs, injunctions, awards, judgments and decrees.

“Liability(ies)” means any and all debts, liabilities, obligations, claims, Losses, costs, expenses or commitments of any kind or nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Registered Intellectual Property Assets” means all Registered Intellectual Property Assets that are licensed to Seller by a third party.

“Losses” means all losses, damages, Liabilities, deficiencies, Actions, judgments, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder, but excluding punitive or exemplary damages (except to the extent the same are awarded to a third party).

“Nasdaq” means The Nasdaq Stock Market.

“Owned Registered Intellectual Property Assets” means all Registered Intellectual Property Assets that are owned, or purported to be owned by Seller.

“Operating Agreement” means that certain Amended and Restated Limited Liability Company Operation Agreement of Seller, dated October 31, 2016, by and among the Seller Members.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means, collectively, all data or information constituting the personal information relating to or identifying any natural person or household, including employees, customers, and other individuals, that has been collected or otherwise obtained by Seller. For purposes of this definition, an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Purchased Asset Valuation” means, the product obtained by multiplying (x) the arithmetic mean of the highest and lowest Nasdaq trading prices of the Buyer Common Stock on the Closing Date by (y) the number of shares of Buyer Common Stock underlying the Share Consideration on an as-converted basis.

“Registered Intellectual Property Assets” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and patent applications for any of the foregoing.

“Regulatory Authority” means, with respect to any country, federal, state, local, or other regulatory jurisdiction, the applicable Governmental Authority responsible for granting any registration, authorization or approval necessary to research, develop, test, manufacture, distribute, sell or market a pharmaceutical product in such country or regulatory jurisdiction, including, in the United States, the FDA.

“Regulatory Information and Documents” means (a) all Permits (including pricing and reimbursement approvals), and pending applications, agreements, for any thereof, and similar rights obtained from any Regulatory Authorities and/or Governmental Authorities, to take any action in connection with the Purchased Assets, including, without limitation, NDAs and INDs, together with all supporting data, documents, submissions, correspondence, reports and clinical studies relating thereto (including, without limitation, documentation of pharmacovigilance, good clinical practice, good laboratory practice and good manufacturing practice); (b) all adverse event reports and other data, information and materials relating to adverse experiences with respect to the Purchased Assets; (c) all written notices, filings, communications or other correspondence between Seller, on the one hand, and any Governmental Authority and/or Regulatory Authorities, on the other hand, relating to the Purchased Assets, including any safety reports or updates, complaint files and product quality reviews, and clinical or pre-clinical data derived from clinical studies conducted or sponsored by Seller, which data relates to the Purchased Assets; and (d) all other information regarding development, testing, activities pertaining to each Purchased Assets and/or compliance with any law or regulation of any jurisdiction, including audit reports, corrective and preventive action documentation and reports, and relevant data and correspondence; in each case, as maintained by or otherwise that are owned by or in the possession of Seller as of the date of this Agreement and as of the Closing.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller concurrently with the execution and delivery of this Agreement with respect to the Schedules and Exhibits provided in this Agreement.

“Seller Members” means all the members of Seller as of the Closing Date as provided in Schedule 4.2 of the Seller Disclosure Letter.

“Specified Program” means Seller’s ENL-YEATS program, as currently in effect or as proposed to be conducted, as described in the confidential slide deck presented by Seller to the Buyer Board on September 3, 2024.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means, without limitation, any and all (a) U.S. federal, state, local, non-U.S. and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, escheat or unclaimed property, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (b) liability for any amounts of the type described in clause (a) above payable by reason of Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), transferee or successor liability, by Contract or otherwise.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments and documents required to be delivered at or in connection with the Closing. For the avoidance of doubt, the term “Transaction Documents” does not include any consulting agreement or employment related materials executed by Matthew Kronmiller relating to a position as a member of Buyer's senior management team.

1.2 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Agreement	Preamble
Annual Financial Statements	4.5(a)
Assigned Contracts	2.1(d)
Assignment and Assumption Agreement	3.2(b)(ii)
Assumed Liabilities	2.3
Bill of Sale	3.2(b)(i)
Buyer	Preamble
Buyer Board	Recitals
Buyer Common Stock Payment Shares	2.5
Buyer Disclosure Letter	Article V
Buyer Preferred Stock Payment Shares	2.5
Buyer Releasees	6.13
Buyer Stockholder Matters	6.1(a)(ii)
Buyer Stockholders’ Meeting	6.1(a)(ii)
Certificate of Designation	2.5
Charter Amendment Proposal	6.1(a)(ii)
Closing	3.1
Closing Date	3.1
Confidential Information	4.9(l)
Confidentiality Agreement	6.16
Excluded Assets	2.2
Excluded Liabilities	2.4
Financial Statements	4.5(a)
Fraud Policy	4.13(e)
IRB	4.13(d)
Key Suppliers and Vendors	4.17
Last Balance Sheet	4.5(a)
Last Balance Sheet Date	4.5(a)
Last Interim Financial Statements	4.5(a)

Materials	2.1(c)
New Hire Documents	6.15
Party	Preamble
Patent Assignment	3.2(b)(v)
Permitted Encumbrances	4.8(a)
Personal Data Obligations	4.10(a)
Preferred Stock Conversion Proposal	2.5
Privacy Laws	4.10(a)
Process	4.10(a)
Processing	4.10(a)
Proxy Statement	6.2(a)
Purchased Assets	2.1
Purchased Asset Valuation Calculation	2.7
Purchased Asset Valuation Schedule	2.7
Releasing Parties	6.15
Required Buyer Stockholder Vote	5.8
Required Seller Member Vote	4.3(b)
Seller	Preamble
Seller Board	Recitals
Seller Designee	2.6(b)
Seller IP Rights Agreements	4.9(h)
Seller Member Written Consent	Recitals
Seller Related Party	4.20
Share Consideration	2.5
Specified Excluded Liabilities	2.4
Transaction	Recitals
Transfer Taxes	6.10
Transferred Data	2.1(b)
USPTO	4.9(g)

Article II
PURCHASE AND SALE

2.1 Purchase and Sale of Assets. The term “Purchased Assets” means all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired prior to the Closing Date, except for the Excluded Assets described in Section 2.2 below, that relate to, or are used or held for use in connection with, the Specified Program, including all of Seller’s right, title and interest in, to and under the following assets as of the Closing Date:

(a) all Intellectual Property Assets listed on Schedule 2.1(a) of the Seller Disclosure Letter;

(b) any data regarding the Intellectual Property Assets, including preclinical or clinical data regarding the Intellectual Property Assets, owned by Seller (the “Transferred Data”);

(c) all materials listed on Schedule 2.1(c) of the Seller Disclosure Letter (the “Materials”);

(d) the Contracts and rights and interests, therein, to which Seller is a party or by which Seller is bound (including any and all such Contracts relating to the Materials, Know‑How and/or the Regulatory Documents and Information) listed on Schedule 2.1(d) of the Seller Disclosure Letter (the “Assigned Contracts”);

(e) all Know-How owned by Seller;

(f) all Permits listed on Schedule 2.1(f) of the Seller Disclosure Letter, but only to the extent such Permits may be transferred under applicable Law;

(g) the Books and Records;

(h) all rights or causes of action against third parties arising out of occurrences to the extent relating to the Purchased Assets, including, all rights under express or implied warranties relating to the Purchased Assets and all rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, including all rights to seek and obtain injunctive relief and to recover damages for past, present and future infringement relating to the Purchased Assets;

(i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Purchased Assets or the Assumed Liabilities (as defined herein), whether arising by way of counterclaim or otherwise;

(j) any and all Regulatory Information and Documents;

(k) all rights under any non-competition, non-solicitation, invention assignment, confidentiality or other restrictive covenant agreement with any Service Provider; and

(l) all goodwill associated with the Purchased Assets.

2.2 Excluded Assets. Seller is not selling, and Buyer is not purchasing, any of the following assets of Seller, all of which shall be retained by Seller and excluded from the Purchased Assets (collectively, the “Excluded Assets”):

(a) all rights which accrue or will accrue to Seller or any Seller Member under the Transaction Documents; and

(b) books, documents, records, files, agreements, manuals and other information in the possession or control of Seller, whether in hard copy, electronic or computer format, in each case, that are not related to the Specified Program in whole or in part;

(c) cash held in Seller's bank accounts as of the Closing,

(d) the assets, properties, contracts and rights specifically set forth on Schedule 2.2(d) of the Seller Disclosure Letter.

2.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume the Liabilities of Seller specifically identified on Schedule 2.3 of the Seller Disclosure Letter (collectively, the “Assumed Liabilities”), and no other Liabilities.

2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any schedule or exhibit hereto or any Transaction Document to the contrary, Buyer does not assume and shall not be responsible to pay, perform or discharge (and Seller shall retain, pay, perform or otherwise discharge without recourse to Buyer) any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever, including, without limitation, Excluded Taxes and those Liabilities set forth on Schedule 2.4 of the Seller Disclosure Letter (the “Specified Excluded Liabilities”) other than the Assumed Liabilities, including, for the avoidance of doubt, any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments (collectively, the “Excluded Liabilities”).

2.5 Share Consideration. The aggregate share consideration (the “Share Consideration”) to be paid by Buyer for the Purchased Assets and Assumed Liabilities at the Closing shall be (a) 62,594 shares of Buyer Common Stock (“Buyer Common Stock Payment Shares”) and (b) 160.562 shares of Buyer Convertible Preferred Stock (“Buyer Preferred Stock Payment Shares”). Each Buyer Preferred Stock Payment Share shall be convertible into 1,000 shares of Buyer Common Stock, subject to and contingent upon the affirmative vote of a majority of the Buyer Common Stock votes properly cast for or against the proposal at a meeting of stockholders of Buyer to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Buyer Common Stock to Seller upon conversion of any and all shares of Buyer Convertible Preferred Stock in accordance with the terms of the certificate of designation (the “Certificate of Designation”) in substantially the form attached hereto as Exhibit A (the “Preferred Stock Conversion Proposal”).

2.6 Certificate of Designation; Directors.

(a) On or prior to the Closing Date, Buyer will file the Certificate of Designation with the office of the Secretary of State of the State of Delaware.

(b) Within four (4) Business Days of the Closing Date, Buyer shall take all actions necessary to appoint the individual identified on Schedule 2.6(b) of the Seller Disclosure Letter (the “Seller Designee”) as a director on the Buyer Board.

(c) On or prior to the Closing Date, Buyer shall take all actions necessary such that Matthew Kronmiller is offered a position as a member of Buyer’s senior management team contingent upon and effective immediately following the Closing.

2.7 Purchased Asset Valuation. For all U.S. federal income tax purposes, the Parties shall treat Buyer’s acquisition of the Purchased Assets and Assumed Liabilities as a taxable sale of assets by Seller to Buyer in exchange for the Share Consideration (and the Assumed Liabilities and any other relevant items treated as consideration for applicable income Tax purposes) (as finally determined). The Share Consideration (and the Assumed Liabilities and any other relevant items treated as consideration for applicable income Tax purposes) shall be allocated among the Purchased Assets in accordance with the provisions of GAAP and Section 1060 of the Code and the Treasury Regulations promulgated thereunder. No later than the Closing Date, Seller will deliver to Buyer a schedule (the “Purchased Asset Valuation Schedule”) prepared in accordance with GAAP and applicable Treasury regulations, setting forth, in reasonable detail, Seller’s good faith, estimated calculations of the components of the Purchased Asset Valuation (the “Purchased Asset Valuation Calculation”) as of immediately prior to the Closing prepared and certified by Seller’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Seller). Buyer shall provide Seller, within twenty (20) days following Buyer’s receipt of the Purchased Asset Valuation Schedule, any comments on the Purchased Asset Valuation Schedule, and Seller shall incorporate any such reasonable comments in good faith. If Buyer does not provide Seller with any comments on the Purchased Asset Valuation Schedule within twenty (20) days following Buyer’s receipt of the Purchased Asset Valuation Schedule, then the Purchased Asset Valuation Schedule shall be deemed final. Seller shall make available to Buyer, as reasonably requested by Buyer, the work papers and back-up materials used or useful in preparing the Purchased Asset Valuation Schedule and, if reasonably requested by Buyer, Seller’s accountants and counsel at reasonable times and upon reasonable notice.

2.8 Withholding Tax. Buyer shall be entitled to deduct and withhold from any portion of any consideration payable or otherwise deliverable pursuant to this Agreement to any Person all Taxes that Buyer is required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

2.9 Consents, Authorizations, Waivers; Contract Assignments. Nothing in this Agreement or the other Transaction Documents shall be construed as an agreement to assign any Assigned Contract, Permit, right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred, novated or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given in a form and substance reasonably acceptable to Buyer. For purposes of this Section 2.9, it shall be reasonable for Buyer not to accept the form and substance of any consent, waiver, authorization, novation or notice if it (a) changes or modifies, in any material respect, any Assigned Contract; (b) results in any material incremental cost to Buyer; or (c) makes any representations concerning, or attempts to impose any conditions on, Buyer (other than the obligation to pay or perform the obligations expressly set forth in such Assigned Contract to the extent such obligations constitute Assumed Liabilities hereunder). Seller and Buyer shall use commercially reasonable efforts (provided, however, that Seller shall not be required to pay any consideration therefor which is not required under a Contract or arrangement in place as of the

Closing) to obtain such consents, authorizations and waivers and to resolve the impediments to the sale, assignment, transfer, novation or delivery contemplated by this Agreement or the other Transaction Documents and to obtain any other consents, authorizations and waivers necessary to convey to Buyer all of the Purchased Assets. In the event any such consents, authorizations or waivers are not obtained prior to the Closing Date in a form and substance reasonably acceptable to Buyer, Seller and Buyer shall (unless requested otherwise by Buyer) continue to use commercially reasonable efforts to obtain the relevant consents, authorizations or waivers until such consents, authorizations or waivers are obtained. To the extent that any Purchased Asset, Assumed Liability, or Permit cannot be transferred to Buyer following the Closing pursuant to this Section 2.9, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements to provide to the parties the economic (taking into account all burdens and benefits, including Tax costs and benefits) and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset, Assumed Liability, or Permit, including (a) enforcing, at Buyer’s request, any rights of Seller arising with respect thereto, including the right to terminate such Assigned Contract upon the request of Buyer and (b) permitting Buyer to enforce any rights arising with respect thereto. Seller will pay to Buyer, when received, all income, proceeds and other monies received by Seller from third parties to the extent related to Buyer’s intended rights under any Assigned Contract, as contemplated by this Agreement, including this Section 2.9. Once any such consent, waiver, authorization or novation is obtained or notice is properly made in form and substance reasonably acceptable to Buyer, Seller will assign such Assigned Contract to Buyer at no additional cost to Buyer. Any expenses incurred by Seller, and any reasonable expenses incurred by Buyer, in connection with the arrangements contemplated by this Section 2.9 will be borne by Seller. If following the Closing, Seller becomes aware of any Contract to which Seller is a party, which is not an Assigned Contract or otherwise disclosed on the Seller Disclosure Letter, Seller shall promptly notify Buyer in writing of the existence of such Contract. In such case, or if Buyer otherwise becomes aware of any such Contract, Buyer may, at its election, agree to assume such Contract, and Seller shall assign such Contract to Buyer at no additional cost to Buyer.

Article III
CLOSING

3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transaction shall take place at a closing (the “Closing”) to be held via e-mail exchange of .pdf documents on the date of this Agreement (the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. Eastern time on the Closing Date.

3.2 Conditions Precedent to Obligations of Each Party; Closing Deliverables.

(a) The obligations of each Party to enter into this Agreement and the Transaction Documents and consummate the Transaction at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

(i) No temporary restraining order, preliminary or permanent injunction or other Governmental Order preventing the consummation of the Transaction shall have been issued by any court of competent jurisdiction or other

Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Transaction illegal; and

(ii) Buyer shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Buyer Common Stock Payment Shares, Buyer Preferred Stock Payment Shares and the Buyer Common Stock to be issued upon conversion of the Buyer Preferred Stock Payment Shares, and Nasdaq shall not have notified Buyer that it has any objections to such notification that are continuing.

(b) At the Closing, Seller shall deliver to Buyer the following, each in form and substance reasonably satisfactory to Buyer:

(i) a bill of sale (the “Bill of Sale”) duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement (the “Assignment and Assumption Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities;

(iii) written consents from each of the parties identified on Schedule 3.2(b)(iii) of the Seller Disclosure Letter in form and substance satisfactory to Buyer;

(iv) a patent assignment agreement (the “Patent Assignment”) duly executed by Seller;

(v) a properly completed IRS Form W-9 duly executed by Seller;

(vi) a certificate of an authorized officer of Seller, certifying that attached thereto are true and complete copies of Seller’s Certificate of Formation, Operating Agreement, a Certificate of Good Standing from the Secretary of State of the State of Delaware, the authorizing resolutions of Seller Board, and the Seller Member Written Consent;

(vii) the Purchased Asset Valuation Schedule; and

(c) At the Closing, Buyer shall deliver to Seller the following:

(i) the Assignment and Assumption Agreement duly executed by Buyer;

(ii) the Patent Assignment duly executed by Buyer;

(iii) a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware;

(iv) evidence of the issuance of the Share Consideration to Seller; and

(v) a certificate of an authorized officer of Buyer, certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Buyer Board which shall be in full force and effect as of the Closing authorizing the execution and delivery of the Transaction Documents and the performance of Buyer’s obligations thereunder.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows, except as set forth on the Seller Disclosure Letter delivered separately and concurrently with the execution of this Agreement (it being understood and agreed that: (i) such exceptions shall be deemed to be part of the representations and warranties made hereunder, and (ii) each item in a particular section of the Seller Disclosure Letter applies to the corresponding section hereof and to any other section to the extent its relevance is reasonably apparent on the face of such item).

4.1 Organization of Seller. Seller is a limited liability company duly organized and validly existing under the Laws of Delaware and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Seller is duly qualified or licensed as a foreign entity to do business, and is in good standing (or the equivalent), in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that are not, individually or in the aggregate, material to Seller. Schedule 4.1 of the Seller Disclosure Letter lists each jurisdiction in which Seller is licensed or qualified to do business. Seller has not violated, and is not in violation of, any of the provisions of Seller’s governing documents.

4.2 Capitalization; Subsidiaries. Schedule 4.2 of the Seller Disclosure Letter lists all of the Seller Members and their outstanding percentage interests. The Seller Members are the record and beneficial owners of all of the equity interests of Seller. There are no equity interests, or rights, options or warrants to acquire equity interests, of Seller other than the equity interests set forth on Schedule 4.2 of the Seller Disclosure Letter. Except for Seller’s Certificate of Formation and the Operating Agreement of Seller, there are no voting trusts, voting agreements, proxies, equityholder agreements or other similar agreements applicable to Seller. Seller is not a party to, is not otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. All the issued and outstanding equity interests of Seller are duly authorized, validly issued, and free of preemptive rights and there are no unsatisfied capital contributions with respect thereto. Seller does not currently have, nor has it ever had, any direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

4.3 Authority of Seller; Vote Required.

(a) Seller has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. Seller Board, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous written consent of the managers, including the managers not affiliated with Buyer, has (i) determined that the Transaction is fair to, advisable and in the best interests of Seller and its members and (ii) approved and declared advisable this Agreement and the Transaction, including that Buyer acquire from Seller the Purchased Assets. This Agreement and each other Transaction Document to which Seller is a party have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party hereto and thereto) this Agreement and such other Transaction Documents each constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) The affirmative vote of a majority of holders of the equity interests outstanding on the record date for the Seller Member Written Consent (the “Required Seller Member Vote”), is the only vote of the holders of any class or series of Seller equity interests necessary to adopt and approve this Agreement, the Transaction Documents and the Transaction. No interest in Seller is subject to any appraisal or dissenters rights in connection with the Transaction. Seller has obtained approval by written consent from Seller Members sufficient for the Required Seller Member Vote in lieu of a meeting pursuant to Section 18-302 of the DLLCA, for purposes of adopting and approving this Agreement, the Transaction Documents and the Transaction.

4.4 No Conflicts; Consents. Except as set forth on Schedule 4.4 of the Seller Disclosure Letter, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the Articles of Organization of Seller, the Operating Agreement of Seller, or other organizational documents of Seller; (b) result in a violation or breach by Seller of any provision of any Law applicable to Seller or the Purchased Assets; (c) require any notice, authorization, approval, order, permit or consent of or with any Governmental Authority; (d) result in a material violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require the consent, notice or other action by any Person under, any Assigned Contract, (e) result in a violation or breach of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require the consent, notice or other action by any Person under any Contract (other than the Assigned Contracts) to which Seller is a party, except where the violation, breach, conflict, default, acceleration or failure to give notice would not be material to Seller; or (f) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on the Purchased Assets.

4.5 Financial Statements; Solvency.

(a) Schedule 4.5(a) of the Seller Disclosure Letter sets forth copies of (i) the internally prepared unaudited financial statements of Seller, consisting of the balance sheet of Seller as at December 31 in each of the years 2022 and 2023 and the related statements of operations and cash flows for the years then ended (the “Annual Financial Statements”), (ii) the internally prepared unaudited balance sheet of Seller as of June 30, 2024 and the related internally prepared unaudited statement of operations for the six (6) month period then ended (the “Last Interim Financial Statements” and, together with the Annual Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistent with past practice throughout the periods involved, subject to the absence of footnote disclosures and year-end adjustments for interim periods. The Financial Statements are based on the books and records of Seller and fairly present in all material respects the financial condition and the results of the operations of Seller for the periods indicated. The balance sheet of Seller as of June 30, 2024, is referred to herein as the “Last Balance Sheet” and the date thereof as the “Last Balance Sheet Date.”

(b) As of the Closing Date, upon the consummation of the Transaction, Seller’s Current Assets are equal to or greater than its Current Liabilities and Seller shall not be declared judicially insolvent.

4.6 Undisclosed Liabilities. Seller has no Liabilities with respect to Seller or the Purchased Assets required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those that are adequately reflected or reserved against in the Last Balance Sheet as of the Last Balance Sheet Date, (b) those that have been incurred in the ordinary course of business consistent with past practice since the Last Balance Sheet Date and that are not, individually or in the aggregate, material in amount, and (c) those set forth on Schedule 4.6 of the Seller Disclosure Letter.

4.7 Contracts.

(a) Schedule 4.7 of the Seller Disclosure Letter sets forth all Contracts to which Seller is a party or otherwise bound that are of the following nature and are directly related or relevant to the Purchased Assets, the Assumed Liabilities or the Specified Program (excluding, for clarity, Contracts that have expired or been terminated with no surviving provisions):

(i) any Contract for the purchase of services, equipment, materials, products, or supplies that relate to, or are used or held for use in connection with, the Specified Program;

(ii) any Contract relating to or evidencing Indebtedness;

(iii) any Contract with any Governmental Authority;

(iv) any Contract with any Affiliate of Seller;

(v) any Contract regarding any material indemnification provided by Seller;

(vi) any Contract with a noncompetition, nonsolicitation, “most-favored-nation” pricing or exclusivity agreement or other arrangement that would prevent, restrict or limit in any way Seller or, to the extent that such Contract is an Assigned Contract, Buyer, from carrying on its business in any manner or in any geographic location, including with respect to the Specified Program;

(vii) any employment, independent contractor or consulting Contract related to the Specified Program (excluding offer letters on Seller’s standard form made available to Buyer);

(viii) any Contract of more than $10,000 pursuant to which Seller is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (x) any real property or (y) any tangible personal property;

(ix) any Contract of more than $10,000 for the sale or purchase (including any option to purchase or right of first refusal or right of first negotiation) of any real or tangible personal property that relates to, or is used or held for use in connection with, the Specified Program;

(x) any license agreement related to the Specified Program providing for the payment or receipt of royalties or other compensation by Seller, or the license of any Intellectual Property Assets;

(xi) any license, sublicense or other Contract related to the Specified Program to which Seller is a party and pursuant to which any Person is authorized to use any Intellectual Property Asset (other than (i) by employees and contractors for the sole purpose of fulfilling their job functions or providing services for Seller’s benefit, and (ii) any confidential information related to the Specified Program provided under confidentiality agreements);

(xii) any joint venture or partnership, merger, asset or equity purchase or divestiture Contract related to or involving the Purchased Assets, the Assumed Liabilities or the Specified Program;

(xiii) any confidentiality, secrecy, or non-disclosure agreement entered into outside the ordinary course of business;

(xiv) any Contract that results in any Person holding a power of attorney that relates to Seller, the Purchased Assets or the Assumed Liabilities;

(xv) any Contract granting any Person any Encumbrance on all or any part of the Purchased Assets, other than Permitted Encumbrances;

(xvi) any Contract with respect to the settlement of any litigation, proceeding or claim, to which Seller is a party;

(xvii) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation the Transaction, either alone or in combination with any other event; and

(xviii) any Contract, whether or not made in the ordinary course of business, that is material to the Purchased Assets, Assumed Liabilities or Specified Program and not previously disclosed pursuant to this Section 4.7(a).

(b) Seller is not in material breach of, or material default under, any Assigned Contract. To Seller’s Knowledge, each other Person that has or had any obligation or liability under any Assigned Contract is in full compliance with all applicable terms and requirements of such Assigned Contract. To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time, but excluding the impact of the transactions contemplated by this Agreement to the extent set forth on Schedule 4.4 of the Seller Disclosure Letter) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract. Within the one (1)‑year period immediately preceding the Closing Date, Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Assigned Contract. Seller has made available to Buyer, true correct and complete copies of any contract set forth on Schedule 4.7 of the Seller Disclosure Letter, including any and all amendments thereto.

4.8 Title to Purchased Assets; Sufficiency of Assets.

(a) Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets (excluding the Intellectual Property Assets, title to which is addressed in Section 4.9) and is transferring to Buyer, pursuant to the Transaction, all of its right, title and interest in such Purchased Assets (including leasehold interests), free and clear of Encumbrances except for (i) Encumbrances for Taxes not yet due and payable and (ii) Encumbrances imposed under applicable Law (collectively, the “Permitted Encumbrances”).

(b) To Seller’s Knowledge, the Purchased Assets are sufficient for the continued exploitation of the Specified Program after the Closing and constitute all of the rights, property, and assets necessary to exploit, or related to, the Specified Program, in each case, in substantially the same manner as conducted by Seller immediately prior to the Closing. None of the Excluded Assets are material to the exploitation of, or related to, the Purchased Assets or Specified Program.

4.9 Intellectual Property.

(a) Schedule 4.9(a) of the Seller Disclosure Letter sets forth all Owned Registered Intellectual Property Assets. The entire right, title and interest in and to all Owned Registered Intellectual Property Assets is solely and exclusively owned by Seller and all are subsisting and recorded (or applied for) in the name of Seller, and to Seller’s Knowledge, valid and enforceable (or in the case of applications applied for). To Seller’s Knowledge, all registration, maintenance and renewal fees currently due in connection with any Owned Registered Intellectual Property Assets have been paid and all documents, recordation and certificates in connection with such Owned Registered Intellectual Property Assets currently required to be filed have been filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting the registration of such Owned Registered Intellectual Property Assets and recording Seller’s ownership interests therein. To Seller’s Knowledge, there are no liens, encumbrances or security interests recorded at the USPTO or any other patent office against any of the Owned Registered Intellectual Property Assets for the benefit of a third party. Seller has delivered to Buyer’s counsel evidence of Seller’s ownership rights of registration of all Owned Registered Intellectual Property Assets.

(b) Schedule 4.9(b) of the Seller Disclosure Letter lists all Licensed Registered Intellectual Property Assets, such Schedule sets forth the contract under which such Licensed Registered Intellectual Property Asset is licensed to Seller, and all such Licensed Registered Intellectual Property Assets are duly and validly licensed pursuant to contracts disclosed on Schedule 4.7 of the Seller Disclosure Letter.

(c) Seller has not transferred ownership of, granted any exclusive license of or exclusive right to use, or granted any exclusive rights in or to joint ownership of, any Intellectual Property Assets to any other Person. To Seller’s Knowledge, no Person other than Seller possesses any material current or contingent rights to any Owned Registered Intellectual Property Assets. All Owned Registered Intellectual Property Assets are fully transferable, alienable or licensable by Seller without restriction and without payment of any kind to any Person (excluding payments required to record transfer with the United States Patent and Trademark Office).

(d) Except as set forth on Schedule 4.9(d) of the Seller Disclosure Letter, there are no Contracts to which Seller is a party with respect to (i) the in-license to Seller of any third party Intellectual Property, excluding commercially available off-the-shelf software, or (ii) the out-license by Seller of any Intellectual Property Asset to a third party.

(e) Seller has obtained from all individuals who participated in any material respect in the invention or authorship of, or who are under any obligation to assign any Intellectual Property Assets that Seller purports to own effective written assignments of all ownership rights of such individuals in such Intellectual Property Assets.

(f) The Intellectual Property Assets that Seller purports to own and the Intellectual Property Assets licensed that Seller purports to license from third parties constitute all Intellectual Property Assets used in or otherwise necessary for the operation of the Specified Program as of the date of the Agreement.

(g) All information to the Knowledge of Seller relating to the subject matter of the claims of the Owned Registered Intellectual Property Assets has been disclosed to the United States Patent and Trademark Office (“USPTO”) to the extent required by 37 C.F.R. § 1.56 or any applicable patent office in any other jurisdiction to the extent required by the applicable rules and regulations in such jurisdiction. All material information submitted to the USPTO and any applicable patent office in any other jurisdiction in connection with the Owned Registered

Intellectual Property Assets, and in connection with the prosecution thereof, was accurate in all material respects at the time it was submitted. Seller, with respect to any of the Registered Intellectual Property Assets, has not made any material misrepresentation or concealed any material information from the USPTO in violation of 37 C.F.R. Section § 1.56 or from any applicable patent office in any other jurisdiction in violation of the applicable rules and regulations in such jurisdiction. Each Registered Intellectual Property Asset is valid, subsisting, enforceable and in full force and effect; and has not been cancelled, expired, or abandoned.

(h) Seller is not in material breach of any Contract governing any Intellectual Property Assets included in the Assigned Contracts (the “Seller IP Rights Agreements”) and the consummation of the Transaction will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Seller IP Rights Agreements in any material respect, or give any non-Seller party to any Seller IP Rights Agreement the right to do any of the foregoing.

(i) To Seller’s Knowledge, the conduct of Seller’s business related to the Specified Program, including the use and other exploitation of the Intellectual Property Assets, has not infringed, misappropriated, diluted or violated, and does not infringe, misappropriate, dilute or violate, any Intellectual Property rights of any Person. Seller has not received any written notice or claim asserting that any such infringement, misappropriation, dilution or violation has occurred, and no facts or circumstances exist that would provide a reasonable basis for any such claim. Seller has not received any offer for a license of Intellectual Property from any Person in connection with an allegation by such Person that Seller has infringed or misappropriated any of the Intellectual Property of such Person.

(j) There is no written claim, suit, action, or proceeding by any third party pending or, to Seller’s Knowledge, threatened against Seller contesting the validity, enforceability, or ownership of, or rights to use any Intellectual Property Asset. To Seller’s Knowledge, the conduct of Seller in relation to the Specified Program, including the use and other exploitation of the Intellectual Property Assets, does not constitute unfair competition or trade practices under the Laws of any jurisdiction. Seller has not received any written notice or claim asserting any such unfair competition or trade practices and no facts or circumstances exist that would provide a reasonable basis for any such claim.

(k) No funding, facilities or personnel of any Governmental Authority were used to develop, manufacture, formulate, or create, in whole or in part, any Owned Registered Intellectual Property Asset that would lead to such Governmental Authority claiming ownership or other interest in or option to such Intellectual Property Asset owned by Seller.

(l) Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential, proprietary or non-public information included in the Purchased Assets (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Seller by or to a third party has been pursuant to the terms of a written Contract between Seller and such third party that includes language protecting the confidentiality of such Confidential Information.

4.10 Data Privacy.

(a) Seller is and at all relevant times has been in compliance in all material respects with all Privacy Laws applicable to the conduct of Seller and Seller contractual obligations governing any operation or set of operations performed by or, to Seller’s Knowledge, on behalf of Seller on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction (collectively, “Processing”, including “Process” and related correlatives, as applicable). Seller’s Processing of such Personal Data is in compliance in all material respects with (i) applicable Privacy Laws and guidelines relating to the Processing of Personal Data to which Seller is bound; (ii) Seller’s privacy policy (and applicable terms of use) as published on its website (in a manner readily accessible to visitors and current or potential customers), (iii) any written privacy policies (or applicable terms of use), documents, or promises or representations presented by Seller in writing to employees, consumers or customers, or other persons or entities to whom such Personal Data relates and to which Seller is bound, and (iv) any written contractual obligations of Seller to its customers (actual or potential), employees, or other Persons or entities regarding the privacy or security of Personal Data (collectively, “Personal Data Obligations”). The execution or delivery of this Agreement or any Transaction Documents, or the performance of Seller’s obligations hereunder or thereunder or transfer of the Personal Data to Buyer will not materially violate any of Seller’s Personal Data Obligations. Seller has not received written notice of and Seller has no Knowledge of any claims or investigations related to its Processing of Personal Data or its Personal Data Obligations, nor, to Seller’s Knowledge, are there valid grounds for any such bona fide claims or investigations of such kind. “Privacy Laws” mean applicable Legal Requirements relating to privacy, security and/or collection, use or other Processing of the Transferred Data that constitutes Personal Data of any individual (including, as applicable, clinical trial participants).

(b) Seller has taken reasonable actions (including implementing reasonable technical, physical or administrative safeguards) designed to protect Personal Data in its possession or under its control against unauthorized use, processing, access, disclosure modification, loss or theft. Seller has contractually obligated all third parties processing Personal Data on its behalf to comply with applicable Privacy Laws and has taken commercially reasonable measures to ensure that such third parties comply with these obligations. There has been, to Seller’s Knowledge, no material unauthorized: (i) use, processing, access, modification, loss or theft of Personal Data or security breach relating to Personal Data in the custody of Seller; or (ii) unintended or improper disclosure of or access to any Personal Data in the custody of Seller. Seller has taken reasonable steps to detect during all relevant times any unauthorized use, processing, access, disclosure, modification, loss, or theft of Personal Data. The transactions contemplated hereby will not violate any Personal Data Obligations relating to the use, dissemination, or transfer or any Transferred Data that constitutes Seller Processed Personal Data.

4.11 Legal Proceedings.

(a) There are, and for the past three (3) years there have been, no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or any of its managers or officers (in their capacities as such or relating to their service or relationship with Seller) (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the Transaction.

(b) There are no outstanding orders or unsatisfied judgments, penalties or awards against, relating to or affecting the Purchased Assets or the Assumed Liabilities.

4.12 Compliance with Laws; Permits.

(a) Seller has complied at all times, and is now complying, in all material respects with all Laws applicable to the ownership and use of the Purchased Assets. Seller has not received any written notice of any violation of any such Law or Legal Requirement which cannot be remedied prior to the Closing.

(b) All material Permits required for the ownership and use of the Purchased Assets required by FDA or any other Governmental Authority have been obtained by Seller and are valid and in full force and effect. All fees and charges currently due with respect to such Permits have been paid in full. Schedule 4.12(b) of the Seller Disclosure Letter lists all current material Permits issued to Seller that are related to the ownership and use of the Purchased Assets. To Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.12(b) of the Seller Disclosure Letter.

4.13 FDA and Health Care Regulatory Matters.

(a) Seller is in compliance, in all material respects, with all applicable statutes, Laws, rules, regulations, and guidance administered or issued by FDA or other Regulatory Authorities with jurisdiction over Seller’s activities and products with respect to the Specified Program, including, but not limited to the Federal Food, Drug, and Cosmetic Act, and all other statutes, laws, rules and regulations regarding the development, storage, handling, testing and clinical trials, manufacturing, packaging, labeling, marketing, distributing, advertising and promoting the products, recalls and product withdrawals, and complaint handling or adverse event reporting; in each case, to the extent applicable to Seller and the Specified Program. No recall actions have been commenced in the past or are currently pending or, to Seller’s Knowledge, threatened in writing with respect to the Purchased Assets.

(b) At all times during the last two (2) years, Seller has not received any written notice, warning, administrative proceeding order, complaint, or other written communication of any actual or threatened enforcement Action, adverse inspectional finding, or investigation by any Regulatory Authority or other Governmental Authority with respect to the Purchased Assets that Seller has violated any applicable Legal Requirements, including any FDA Form 483, warning letter or untitled letter, in each case, that have not been complied with or closed to the satisfaction of the relevant Regulatory Authority or other Governmental Authority. To the Knowledge of Seller, neither the FDA nor any other Governmental Authority is considering such action nor do circumstances exist that would reasonably be expected to lead to any such action. Seller is not a party to, and Seller does not have any ongoing reporting obligations pursuant to, any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority.

(c) Neither Seller, nor any of its employees, officers or directors or, to the Knowledge of Seller, its third-party vendors and contractors has been, is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a regulatory authority): (a) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a); (b) disqualified from participating in clinical trials pursuant to 21 C.F.R. §312.70; (c) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K, or otherwise restricted from the conduct of research; (d) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b, or any other governmental payment, procurement or non-procurement program; or (e) included on the HHS/OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List.

(d) All clinical, pre-clinical, and other studies and tests sponsored or conducted by or on behalf of Seller and directly related to the Purchased Assets have been and, if still pending, are being conducted in compliance in all material respects with all applicable Laws and Legal Requirements relating to the Specified Program, including, the Federal Food, Drug, and Cosmetic Act and 21 C.F.R. Parts 50, 54, 56, 58, and 312. No clinical or preclinical trial, study, or test conducted by or on behalf of Seller and directly related to the Purchased Assets has been terminated, suspended, or materially modified for safety or non-compliance reasons by FDA, an Institutional Review Board (“IRB”), or comparable authority. No investigational new drug (IND) application or New Drug Application (NDA) filed by or on behalf of Seller with the FDA or other Regulatory Authority and directly related to the Purchased Assets has been terminated or suspended by the FDA or any other Regulatory Authority, and neither the FDA nor any applicable Regulatory Authority has commenced, or, to the Knowledge of Seller, threatened in writing to initiate, any Action to place a clinical hold order on, or otherwise terminate, delay or suspend, any ongoing clinical investigation directly related to the Purchased Assets or the Specified Program and being conducted by or on behalf of Seller. Except as set forth on Schedule 4.13(d) of the Seller Disclosure Letter, to the Knowledge of Seller, there are not any studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of Seller and directly related to the Purchased Assets in any material respect.

(e) All reports, documents, forms, claims, applications, records submissions, supplements, amendments, and notices required to be filed with, maintained for or furnished to the FDA or any other Governmental Authority by Seller and directly related to the Purchased Assets, have been so filed, maintained or furnished by Seller. Neither Seller nor any of its officers, employees, or to Seller’s Knowledge, any of its contractors or agents has made any materially false statements on, or material omissions from, any notifications, applications, approvals, reports and other submissions to the FDA or any similar Governmental Authority directly pertaining to the Purchased Assets. Seller has not committed any act, made any statement or failed to make any statement, in each case in respect of Seller that violates the “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, as stated at 56 Fed. Reg. 46191 (September 10, 1991) (“Fraud Policy”). To its Knowledge, Seller is not the subject of any pending or threatened investigation by the FDA pursuant to its Fraud Policy. The descriptions of, protocols for, and data and other results of, the studies, tests, development and trials conducted by or on behalf of Seller, and records related to the manufacturing, testing, packaging, labeling, marketing, storage, and distribution of Purchased Assets that have been furnished or made available to Buyer are accurate and complete in all material respects.

(f) At all times during the last two (2) years, Seller has operated in material compliance with all Health Care Laws applicable to the Specified Program, and has timely filed all material reports, applications, statements, documents, registrations, filings, corrections, updates, amendments, supplements, and submissions directly related to the Purchased Assets required to be filed by them under applicable Health Care Laws. Each such filing was true and correct in all material respects as of the date of submission, or was corrected in or supplemented by a subsequent filing, and any material and legally necessary or required updates, changes, corrections, amendments, supplements, or modifications to such filings have been submitted to the applicable governmental authorities.

4.14 Taxes.

(a) All income and other material Tax Returns required to be filed by Seller have been timely filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, equityholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) Seller has collected all sales, use, value added, goods and services, and similar Taxes required to be collected and timely remitted all such Taxes collected to the appropriate Governmental Authority in accordance with applicable Law.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(e) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any Governmental Authority have been fully paid.

(f) There is no audit or pending or threatened audit of, or Tax controversy associated with, any Tax Return of Seller currently being conducted by a Governmental Authority.

(g) Seller is not a party to any Action by any Governmental Authority. There are no pending or threatened Actions by any Governmental Authority. No Governmental Authority in a jurisdiction where Seller does not file Tax Returns or pay Taxes has made any claim that Seller is or may be subject to Tax or required to file Tax Returns in that jurisdiction.

(h) There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than Permitted Encumbrances).

(i) Seller is not and has never been, a member of any “affiliated group” of corporations within the meaning of Section 1504 of the Code (or any similar affiliated, combined, consolidated, or unitary group or arrangement for group relief for state, local, or foreign income Tax purposes). Seller has no Liability for Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 or any comparable provision of other Tax Law or (ii) arising under Contract, by operation of Law, by reason of being a successor or transferee, or otherwise. None of the Assumed Liabilities is a Contract regarding the sharing or allocation of either Liability for Taxes or payment of Taxes.

(j) Seller, from the date of its formation through the Closing Date, has been properly classified as either a partnership or disregarded entity for U.S. federal and applicable state and local income Tax purposes.

(k) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(l) None of the Assumed Liabilities is an obligation to (i) make or provide any payment or benefit that, either alone or together with any other payments or benefits, constitutes or could constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or (ii) pay or reimburse any person for any Taxes imposed under Section 4999 of the Code as a result of the consummation of the transactions contemplated in this Agreement, either alone or in connection with any other event. None of the Assumed Liabilities is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code.

(m) None of the assets held by Seller constitute a “United States real property interest” within the meaning of Section 897(c) of the Code.

(n) No power of attorney with respect to any Tax matter is currently in force with respect to the Purchased Assets.

(o) Seller is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation contract or other similar arrangement with any Person.

(p) Seller is not and has never been a party to any “reportable transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

4.15 Absence of Certain Changes or Events. Since the Last Balance Sheet Date, Seller has conducted its business in all material respects in the ordinary course of business consistent with past practice.

4.16 Accredited Investor; Investment Experience; Restricted Securities.

(a) Seller is an “accredited investor” and represents that each Seller Member is an “accredited investor” as such term is defined in Section 501(a) of Regulation D promulgated under the Securities Act and acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the shares of Buyer Common Stock and Buyer Convertible Preferred Stock. Seller is acquiring the shares of Buyer Common Stock and Buyer Convertible Preferred Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of cash securities in violation of any federal or state securities Laws until the expiration of the Lock-Up Period (as defined herein). Seller has not been formed for the specific purpose of acquiring the Share Consideration. Seller is not acquiring the Share Consideration as a result of any advertisement, article, notice or other communication regarding the Share Consideration published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general advertisement. Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Stock Consideration, and has so evaluated the merits and risks of such investment. Seller, and each Seller Member, is able to bear the economic risk of an investment in the Share Consideration and, at the present time, is able to afford a complete loss of such investment.

(b) Seller, and each Seller Member, understands that the Share Consideration has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. Seller understands that the Buyer Common Stock Payment Shares and Buyer Preferred Stock Payment Shares comprising the Share Consideration are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Share Consideration indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available and the book-entry position representing the Share Consideration delivered at the Closing shall contain a legend or restrictive notation to such effect. Seller acknowledges that Buyer has no obligation to register or qualify the Share Consideration for resale and that Buyer does not intend to do so. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Share Consideration, and on requirements relating to Buyer which are outside of Seller’s control, and which Buyer is under no obligation and may not be able to satisfy. Seller has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Share Consideration.

4.17 Supplier and Vendors. Schedule 4.17 of the Seller Disclosure Letter sets forth the names of the five (5) largest suppliers, licensors and vendors (“Key Suppliers and Vendors”) of Seller from which Seller purchased or licensed products or services relating to the Purchased Assets during the twelve (12) months ending on the last full calendar month preceding the date hereof. Seller has not received any notice that there has been any material adverse change in the price or terms of such products or services provided by any Key Supplier and Vendor, or that any such Key Supplier and Vendor intends to materially change the price or terms in a manner adverse to Seller.

4.18 Employment Matters; Benefit Plans. Seller has not, and no ERISA Affiliate of Seller has, maintained or made any contribution to (or had any obligation to make any contribution to) any defined benefit pension plan or multiemployer pension plan that is subject to Title IV of ERISA at any time. Seller has satisfied all obligations applicable to Seller or any of its ERISA Affiliates under section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each other Applicable Law relating to continuation of health or other coverage (or similar requirement) to any employee or former employee of Seller (or any dependent or former dependent of such an employee or former employee) with respect to any qualifying event that has occurred. No Benefit Plan contains any provision or requirement that will cause Buyers or any Affiliate of Buyers to have any Liability with respect thereto (including any successor liability). Seller has properly fulfilled all obligations in all material respects with respect to each Benefit Plan under all Laws, including the Code, ERISA, the Affordable Care Act and all other Laws relating to benefit plans.

4.19 Real Property. Seller does not and has never owned or leased, any real property material to the Purchased Assets.

4.20 Affiliate Interests and Transactions. Except as set forth on Schedule 4.20 of the Seller Disclosure Letter, no director, manager, employee, consultant or Affiliate of Seller or any family member of Seller (including any Seller Members) (a “Seller Related Party”) has any direct or indirect right, title or interest in any properties or assets of any kind or character (whether real, personal or mixed, tangible or intangible, contingent or otherwise) related to, used or held for use in connection with the business of Seller or the Specified Program other than the Excluded Assets. No Seller Related Party conducts any part of the business of Seller for or on behalf of Seller or otherwise. No Seller Related Party of Seller is a party to, or has any direct or indirect rights in, to or under, any Assigned Contract or is otherwise indebted to Seller. No Seller Related Party owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than one percent of the equity of any such entity), or is a shareholder, officer, director, manager, employee or consultant of any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier or distributor of Seller or conducts a business similar to Seller.

4.21 Insurance. Schedule 4.21 of the Seller Disclosure Letter sets forth a true and complete list of all casualty, directors’ and officers’ liability, general liability, product liability, workers’ compensation and all other types of insurance policies maintained with respect to the Purchased Assets. All such policies are in full force and effect in all material respects. There are no pending claims under such policies which are reasonably likely to exhaust the applicable limits of liability. Seller has not (a) received any written notice regarding any cancellation or invalidation of any insurance policy, refusal of any coverage or rejection of any claim under any insurance policy or material adjustment in the premiums payable with respect to any insurance policy, or (b) any written self-insurance or co-insurance plan.

4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or other similar charges in connection with the Transaction based upon arrangements made by or on behalf of Seller. Buyer and its Affiliates will not incur any liability, either directly or indirectly, for any such brokerage, finder’s fees, agents’ commission or other similar charges as a result of this Agreement, any other Transaction Documents, the Transaction or such other transactions contemplated by any Transaction Documents, or for any act or omission of Seller, any of its Affiliates or any of their respective directors, officers, employees, stockholders or agents.

4.23 No Other Representations and Warranties. Seller acknowledges and agrees that none of Buyer or any of its Representatives has made or makes any other express or implied representation or warranty, whether written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller and its Representatives, other than the representations and warranties expressly set forth in Article V, and Seller has not relied on any representation, warranty or other statement relating to Buyer.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except (i) as set forth in the written disclosure schedule delivered by Buyer to Seller (the “Buyer Disclosure Letter”) or (ii) as disclosed in the Buyer SEC Documents filed with the SEC since January 1, 2023 and prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Buyer SEC Documents shall be deemed to be disclosed in a section of the Buyer Disclosure Letter only to the extent that is readily apparent from a reading of such Buyer SEC Documents that is applicable to such section or subsection of the Buyer Disclosure Letter, Buyer hereby represents and warrants to Seller, as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

5.1 Organization of Buyer. Each of Buyer and its subsidiaries is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. All of Buyer’s subsidiaries are wholly owned by Buyer.

5.2 Authority of Buyer. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. The Buyer Board, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote of the members not affiliated with Seller, has (i) approved and declared advisable this Agreement and the Transaction, including the issuance of shares of Buyer Common Stock and shares of Buyer Convertible Preferred Stock to Seller pursuant to the terms of this Agreement and (ii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Buyer vote to approve the Buyer Stockholder Matters at the Buyer Stockholders’ Meeting to be convened following the Closing. This Agreement and each other Transaction Document has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

5.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation or bylaws of Buyer; or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for any consents, approvals, Permits, Governmental Orders, declarations, and notices which have not been obtained and which, in the aggregate, would not impede the consummation of the transactions contemplated hereby and the performance by Buyer of its obligations hereunder.

5.4 Capitalization.

(a) The authorized capital stock of Buyer, as of October 3, 2024, consists of (i) 300,000,000 shares of Buyer Common Stock, 1,254,393 of which are issued and outstanding, and (ii) 10,000,000 authorized shares of Buyer Preferred Stock, none of which are issued and outstanding.

5.5 Brokers. Except for Leerink Partners LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

5.6 Legal Proceedings.

(a) There are, and for the past five (5) years there have been, no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer or any of its directors or officers (in their capacities as such or relating to their service or relationship with Buyer) (a) relating to or affecting the business of Buyer; or (b) that challenge or seek to prevent, enjoin or otherwise delay the Transaction.

(b) There are no outstanding orders or unsatisfied judgments, penalties or awards against, relating to or affecting the business of Buyer.

5.7 Securities Duly Issued. All Buyer Common Stock and Buyer Preferred Stock issuable to Seller under this Agreement to be issued hereunder upon issuance in accordance with the terms of this Agreement and the Certificate of Designation will be validly issued, fully paid and non-assessable, and free and clear of all Encumbrances and preemptive rights, except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the organizational documents of Buyer.

5.8 Vote Required. The approval of holders of Buyer Common Stock is not required in order to approve this Agreement or, except with respect to the Buyer Stockholder Matters, the transactions contemplated hereby. The affirmative vote of a majority of the votes properly cast for or against the Preferred Stock Conversion Proposal at the Buyer Stockholders’ Meeting by the holders of Buyer Common Stock (other than the Buyer Common Stock Payment Shares to be issued at Closing pursuant to this Agreement) is the only vote of the holders of any class or series of Buyer’s capital stock necessary to approve the Preferred Stock Conversion Proposal (the “Required Buyer Stockholder Vote”).

5.9 Buyer SEC Documents and Filings; Financial Statements.

(a) All Buyer SEC Documents since January 1, 2021 have been so filed on a timely basis. A true and complete copy of each Buyer SEC Document is available on the web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was not objected to by the SEC. As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing): (i) each of the Buyer SEC Documents has complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected (A) in the case of the Buyer SEC Documents filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Buyer SEC Document, and (B) in the case of the Buyer SEC Documents filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Buyer SEC Document.

(b) The financial statements of Buyer included or incorporated by reference in the Buyer SEC Documents (including the notes thereto) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP consistently applied throughout the periods presented (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

5.10 Reporting Company. Buyer is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and Buyer Common Stock is registered pursuant to Section 12(b) of the Exchange Act.

5.11 Listing. (i) Buyer Common Stock is listed on Nasdaq, (ii) Buyer has not received any oral or written notice that Buyer Common Stock is ineligible or will become ineligible for listing on Nasdaq nor that Buyer Common Stock does not meet all requirements for the continuation of such listing and (iii) Buyer satisfies all the requirements for the continued listing of Buyer Common Stock on Nasdaq. Buyer is in material compliance with all applicable Nasdaq listing and corporate governance rules.

5.12 Solvency. Immediately after giving effect to the Transaction, Buyer shall (a) be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become due and (b) have adequate capital to carry on its businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Affiliates.

5.13 No Other Representations and Warranties. Buyer acknowledges and agrees that none of Seller or any of its Representatives has made or makes any other express or implied representation or warranty, whether written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding Seller furnished or made available to Buyer and its Representatives, other than the representations and warranties expressly set forth in Article IV, and Buyer has not relied on any representation, warranty or other statement relating to Seller.

Article VI
COVENANTS

6.1 Buyer Stockholders’ Meeting.

(a) As promptly as practicable following the execution of this Agreement, Buyer shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Buyer Common Stock for the purpose of seeking:

(i) approval of the Preferred Stock Conversion Proposal; and

(ii) if deemed necessary or appropriate by the Buyer Board or as otherwise required by applicable Law or Contract, approval of an amendment to Buyer’s certificate of incorporation to authorize sufficient Buyer Common Stock in Buyer’s certificate of incorporation for the conversion of the Buyer Convertible Preferred Stock issued pursuant to this Agreement (the “Charter Amendment Proposal”) (the matters contemplated by the clauses 6.2(a)(i)–(ii) and such other proposals that Buyer and Seller may mutually agree upon, including without limitation for purposes of approval under Nasdaq Rule 5635(a)(2), are referred to as the “Buyer Stockholder Matters,” and such meeting, the “Buyer Stockholders’ Meeting”).

(b) Buyer agrees to use reasonable best efforts (i) to call and hold the Buyer Stockholders’ Meeting as soon as practicable after the date hereof, and (ii) to solicit and obtain the Required Buyer Stockholder Vote, including without limitation, (A) engaging a proxy solicitation firm and information agent, and (B) actively attempting to contact and obtain votes from the Buyer's stockholders. If the approval of the Buyer Stockholder Matters is not obtained at the Buyer Stockholders’ Meeting or if on a date preceding the Buyer Stockholders’ Meeting, Buyer reasonably believes that (x) it will not receive proxies sufficient to obtain the Required Buyer Stockholder Vote, whether or not quorum would be present or (y) it will not have sufficient shares of Buyer Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholders’ Meeting, then, in each case, Buyer will use its reasonable best efforts to adjourn the Buyer Stockholders’ Meeting one or more times to a date or dates no more than 30 days after the scheduled date for such meeting, and to obtain such approvals at such time. If the Buyer Stockholders’ Meeting is not so adjourned, and/or if the approval of the Buyer Stockholder Matters is not then obtained, Buyer will use its reasonable best efforts to obtain such approvals as soon as practicable thereafter (including engaging a third party proxy solicitor), and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Buyer or, if such annual meeting is not scheduled to be held within six months after the Buyer Stockholders’ Meeting, a special meeting of the stockholders of Buyer to be held within six months after the Buyer Stockholders’ Meeting. Buyer will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Buyer to approve the Buyer Stockholder Matters will be solicited and taken, at least once every six months until Buyer obtains approval of the Buyer Stockholder Matters.

(c) Buyer agrees that (i) the Buyer Board shall recommend that the holders of Buyer Common Stock vote to approve the Buyer Stockholder Matters and shall use its reasonable best efforts to solicit and obtain such approval within the time frames set forth in Section 6.1(b), and (ii) the Proxy Statement (and the accompanying letter to stockholders, if any) shall include a statement to the effect that the Buyer Board recommends that the Buyer’s stockholders vote to approve the Buyer Stockholder Matters.

(d) Seller and Buyer acknowledge that, under the Nasdaq Stock Market Rules, the Buyer Common Stock Payment Shares and the Buyer Preferred Stock Payment Shares will not be entitled to vote on the Buyer Stockholder Matters. Accordingly, until the earlier of (x) such time as the Required Buyer Stockholder Vote is obtained or (y) the twelve month anniversary of the Closing Date: (i) Seller shall not vote the Buyer Common Stock Payment Shares on any proposal at any Buyer Stockholders’ Meeting seeking approval from the stockholders of the Buyer Stockholder Matters, including the Preferred Stock Conversion Proposal; (ii) Seller understands and agrees that Buyer shall be entitled to enforce the voting restriction in clause (i) hereof at any such Buyer Stockholders’ Meeting; (iii) the Buyer Common Stock Payment Shares shall remain in book-entry or certificated form, and book-entry statements or stock certificates evidencing the Buyer Common Stock Payment Shares shall bear a restrictive legend referencing this Section 6.1(d), which legend shall be removed promptly following such time as the Required Buyer Stockholder Vote is obtained; (iv) in addition to any other requirements under this Agreement, as a condition of transfer of the Buyer Common Stock Payment Shares or any interest therein, any transferee shall agree in writing to be bound by the terms of this Section 6.1(d); and (v) such transferee understands and confirms that the Company shall be relying on the foregoing covenants in entering into this Agreement and issuing the Buyer Common Stock Payment Shares.

6.2 Proxy Statement.

(a) As promptly as practicable after the Closing Date, Buyer shall prepare and file with the SEC a proxy statement in preliminary form relating to the Buyer Stockholders’ Meeting to be held in connection with the Buyer Stockholder Matters (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Buyer shall use its commercially reasonable efforts to (i) cause the Proxy Statement to comply with applicable rules and regulations promulgated by the SEC and (ii) respond promptly to any comments or requests of the SEC or its staff related to the Proxy Statement. Buyer shall not file the Proxy Statement, or any amendment or supplement thereto, or respond to SEC comments or requests, without providing Seller a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by Buyer).

(b) Buyer covenants and agrees that the Proxy Statement (and the letters to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities Laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Buyer shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Buyer’s stockholders as promptly as practicable after the Proxy Statement has been filed with the SEC and either (i) the SEC has indicated that it does not intend to review the Proxy Statement or that its review of the Proxy Statement has been completed or (ii) at least ten (10) days shall have passed since the Proxy Statement was filed with the SEC without receiving any correspondence from the SEC commenting upon, or indicating that it intends to review, the Proxy Statement, all in compliance with applicable U.S. federal securities laws and the DGCL. If either Party (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate and consult with such other Parties in Buyer filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Buyer stockholders. Seller will cooperate with Buyer as reasonably requested by Buyer with respect to the Proxy Statement and use commercially reasonable efforts to promptly furnish to Buyer all information concerning Seller and its Seller Members that may be required or reasonably requested in connection with any action contemplated by this Section 6.2.

6.3 Reservation of Buyer Common Stock; Issuance of Shares of Buyer Common Stock. For as long as any Buyer Preferred Stock Payment Shares remain outstanding, Buyer shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Buyer Common Stock or shares of Buyer Common Stock held in treasury by Buyer, for the purpose of effecting the conversion of the Buyer Preferred Stock Payment Shares, the full number of shares of Buyer Common Stock then issuable upon the conversion of all Buyer Preferred Stock Payment Shares then outstanding. All shares of Buyer Common Stock delivered upon conversion of the Buyer Preferred Stock Payment Shares shall be newly issued shares or shares held in treasury by Buyer, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.

6.4 Lock-Up Period. Without the prior written consent of Buyer, Seller shall not, and shall not cause any direct or indirect Affiliate to, during the period commencing on the Closing

Date and ending on the twelve (12) month anniversary thereof (the “Lock-up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Buyer Common Stock Payment Shares, the Buyer Preferred Stock Payment Shares and the Buyer Common Stock to be issued upon the conversion of Buyer Preferred Stock Payment Shares and (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Buyer Common Stock Payment Shares, the Buyer Preferred Stock Payment Shares and the Buyer Common Stock to be issued upon the conversion of Buyer Preferred Stock Payment Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Buyer Common Stock Payment Shares, the Buyer Preferred Stock Payment Shares and the Buyer Common Stock to be issued upon the conversion of Buyer Preferred Stock Payment Shares, in cash or otherwise. Notwithstanding the foregoing, Seller may transfer or otherwise dispose of the Buyer Common Stock Payment Shares, the Buyer Preferred Stock Payment Shares and the Buyer Common Stock to be issued upon the conversion of Buyer Preferred Stock Payment Shares in a transaction exempt from registration under the Securities Act without Buyer’s written consent to holders of Seller’s promissory notes (each a “Seller Noteholder”), provided that such Seller Noteholder agrees to sign and deliver a lock-up agreement reflecting the conditions and terms of this Section 6.4 for the balance of the Lock-up Period, and provided further that Buyer may require Seller to provide to Buyer and Buyer’s transfer agent a legal opinion required by Buyer’s transfer agent with respect to such transfer being exempt from registration under the Securities Act.

6.5 Nasdaq Listing Application. Buyer shall use its reasonable best efforts to (a) maintain its existing listing on Nasdaq; and (b) prepare and submit to Nasdaq a notification form for the listing of the Buyer Common Stock Payment Shares and the Buyer Common Stock to be issued upon conversion of the Buyer Preferred Stock Payment Shares to be issued in connection with the consummation of the Transaction, to cause such shares to be approved for listing (subject to official notice of issuance). The Parties will use reasonable best efforts to coordinate with respect to compliance with Nasdaq rules and regulations. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives.

6.6 Legends. Buyer shall be entitled to place appropriate legends, including the legend noted in Section 6.1(d), on the book entries and/or certificates evidencing any shares of Buyer Common Stock or shares of Buyer Convertible Preferred Stock to be received in the Transaction by equity holders of Seller who may be considered “affiliates” of Buyer for purposes of Rule 144 under the Securities Act reflecting the restrictions set forth in Rule 144 and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock and the Buyer Convertible Preferred Stock.

6.7 Private Placement. Each of Seller and Buyer shall take all reasonably necessary action on its part such that the issuance of Buyer Common Stock Payment Shares and Buyer Preferred Stock Payment Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Each certificate representing Buyer Common Stock Payment Shares and the Buyer Preferred Stock Payment Shares comprising Share Consideration shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities applicable Law or otherwise, if any):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE ‘ACT’) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

6.8 Cooperation. Each Party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated under this Agreement as promptly as practicable. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

6.9 Confidentiality. Except with Buyer’s prior written consent or as reasonably required in furtherance of an Seller Member’s duties as a director, officer or employee of Buyer, for a period of four (4) years commencing on the Closing Date, Seller shall, and shall cause its Affiliates to, hold in confidence any and all confidential and proprietary information, whether written or oral, concerning the Purchased Assets, this Agreement, the other Transaction Documents, or the transactions consummated pursuant hereto and thereto, except to the extent that Seller or such Affiliate can show that such information, at any time during such four (4) year period (a) is generally available to and known by the public through no fault of Seller or any Affiliate or Representative of Seller; (b) is required or compelled to be disclosed by Law (including applicable securities Law, or any judicial, administrative or regulatory process (including by interrogatories, subpoena, civil investigative demand, formal or informal investigative demand or similar process)); or (c) is lawfully acquired by Seller or an Affiliate or Representative of Seller after the Closing from sources that are not restricted from disclosing such information by a legal, contractual or fiduciary obligation. If, during the four (4) year period commencing on the Closing Date, Seller or any Affiliate or Representative of Seller is compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall, or shall cause its Affiliate or Representative to, promptly notify Buyer in writing and shall disclose only that portion of such information that Seller or its Affiliate or Representative is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall, and shall cause its Affiliates and Representatives to, at Buyer’s expense, use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.10 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), neither Seller, Buyer nor their respective Affiliates and Representatives shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed) except as reasonably required in furtherance of the duties of a director, officer or employee of Buyer.

6.11 Insurance Proceeds. If Seller or any of its Affiliates receives or collects any insurance proceeds with respect to the Purchased Assets or the Assumed Liabilities, Seller shall, or shall cause such Affiliate to, remit such proceeds to Buyer within five (5) Business Days after its receipt thereof. In addition, if requested by Buyer, Seller shall, if its insurance policies remain in effect, cooperate with Buyer to make and pursue recovery of any claim under an “occurrence” based insurance policy of Seller that relates to the Purchased Assets or the Assumed Liabilities and is based upon an event, state of facts or condition that first existed or occurred prior to the Closing Date; provided that nothing in this Section 6.9 shall require Seller to maintain its insurance policies for any duration after the Closing.

6.12 Transfer Taxes. Fifty percent (50%) of all transfer, documentary, recording, sales, use, stamp, registration, value added or other similar Taxes, charges or fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (“Transfer Taxes”) shall be borne and paid by Seller and Buyer, respectively. The party responsible for preparing any Tax Returns or other documents under applicable Law with respect to such Transfer Taxes shall, at its own expense and in the manner prescribed by applicable Law, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and the other party shall cooperate with respect thereto as may be reasonably necessary), and the parties agree to cooperate to minimize or eliminate any such Transfer Taxes to the extent permitted by applicable Law.

6.13 Certain Tax Matters.

(a) At or after the Closing, all ad valorem, property or other Taxes imposed on a periodic basis pertaining to the Purchased Assets shall be prorated on the basis of the number of days of the relevant Tax year or period which have elapsed through the Closing Date, determined without reference to any change of ownership occasioned by the consummation of the transactions contemplated by this Agreement. Seller shall be responsible for that portion of such amounts relating to the period on or prior to the Closing Date and Buyer shall be responsible for that portion of such amounts relating to the period after the Closing Date. Within one hundred twenty (120) days after the Closing, Seller and Buyer shall each present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.11, together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the Party owing it to the other Party within ten (10) Business Days after delivery of such statement.

(b) Buyer and Seller shall cooperate, as and to the extent reasonably requested by either Party, in connection with the filing of any Tax Returns and any Action with respect to Taxes relating to the Purchased Assets, in each case with respect to any taxable period ending on or before the Closing Date and, with respect to any taxable period that includes (but does not end on) the Closing Date, the portion of such taxable period ending on and including the Closing Date. Such cooperation shall include the retention and (upon a Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or Action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an Action or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient Party may have liability hereunder.

6.14 Further Assurances; Access to Records. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of, and give effect to the transactions contemplated by, this Agreement and the other Transaction Documents, including as may be necessary or appropriate to assure fully to Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the other Transaction Documents and to assure fully to Seller the assumption of the liabilities and obligations intended to be assumed by Buyer pursuant to this Agreement and the other Transaction Documents. Without limiting the foregoing, Seller agrees to provide to Buyer and its Representatives with, and will cooperate with Buyer as reasonably requested to obtain, access to all documents, books, records (including Tax records), agreements, workpapers and financial data that relate to the Purchased Assets or the Assumed Liabilities for reasonable business purposes, including as reasonably requested in connection with the preparation of financial statements, securities or debt offerings of Buyer or its Affiliates, the conduct of any field exam by a lender or other third party, preparation of Tax Returns, or any Action; provided, however, that such access may be restricted to the extent required by applicable Law or disclosure of any such information would result in the loss or waiver of the attorney-client privilege. In connection with any securities or debt offerings of Buyer or its Affiliates, Seller shall, if requested by Buyer and at Buyer’s expense, request that its pre-Closing accountants deliver customary comfort letters with respect to historical business financial information and consent to, and request that Seller’s pre-Closing accountants deliver consents to, the inclusion of historical business financial information and accountant reports in any offering or debt document or registration statement.

6.15 Release. Seller, on behalf of itself and its respective heirs, legal representatives, successors, and assigns (collectively, the “Releasing Parties”), hereby, irrevocably and unconditionally, fully and forever acquits, releases, covenants not to sue, and discharges and agrees to hold harmless Buyer and its Affiliates, and its and their managers, directors, officers, members, shareholders, partners, employees, agents, legal representatives, predecessors, successors, and assigns (collectively, the “Buyer Releasees”), from any and all actions, claims, charges, demands, damages, Losses, obligations, liabilities, costs, expenses (including reasonable attorneys’ fees and court costs), causes of action, debts, contracts, torts, covenants, fiduciary duties, responsibilities, suits and judgments, at law or in equity, of every nature and kind that Seller, or any of the other Releasing Parties have, may have had, or may have in the future against the Buyer Releasees, whether known or unknown, except obligations arising pursuant to this Agreement and any other Transaction Documents. The release set forth in this Section 6.13 will be binding upon Seller, and its respective heirs, legal representatives, successors, and assigns and will inure to the benefit of the Buyer Releasees and their respective successors and assigns.

6.16 Confidentiality. The parties hereto acknowledge that Buyer and Seller have previously executed that certain Reciprocal Confidential Disclosure Agreement, dated November 1, 2023 (as amended and/or restated from time to time, the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms.

6.17 Service Providers. If Buyer, in its sole discretion, offers any service relationship to any Service Provider, Seller shall use reasonable best efforts to cause such Service Provider(s) to execute any Service Provider Agreement required by Buyer in its discretion (the “New Hire Documents”). Any such Service Provider’s service relationship with Buyer shall be contingent on such Service Provider’s execution and return, within the time period required by Buyer but in no event later than the Closing Date, of the applicable New Hire Documents. Seller (and not Buyer) shall be solely and fully liable for any Liability of any kind related to any Service Provider’s service relationship with Seller for any period of time up to and including the Closing Date. Such Liability expressly includes any vacation, paid time off, severance, salary, wages, bonuses, equity compensation, employment Law Liability and Liability for any other compensation or benefits.

6.18 Non-Competition. Neither Seller nor any of its Affiliates shall (alone or with others, including by supporting, promoting or encouraging) research, develop, manufacture or commercialize the Specified Program. The terms of this Section 6.18 will be binding as to Seller and its Affiliates until the third (3rd) anniversary of the Closing Date. Notwithstanding anything to the contrary herein, the holding as passive investment of up to two percent (2%) of the share capital and/or voting power (determined as if all options, warrants and other convertible securities held by Seller and its Affiliates were exercised, exchanged or converted) of any enterprise shall not be deemed to be a contravention of this Section 6.18. For the avoidance of doubt, none of the Seller Members shall be considered an Affiliate of Seller for the purposes of this Section 6.18.

Article VII
MISCELLANEOUS

7.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Closing, and only the covenants that by their terms survive the Closing and this Section 7.1 shall survive the Closing.

7.2 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, except that substantially concurrently with the Closing, Buyer shall pay an aggregate of $330,000 in the amounts and to the persons and entities set forth on Section 7.2 of the Seller Disclosure Letter.

7.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.3):

If to Seller:

Bridge Medicines LLC

420 East 70th Street, Suite 510

New York, NY 10021

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Marina Park Drive, Suite 900

Boston, MA 02210

If to Buyer:	Galecto, Inc. 75 State Street, Suite 100 Boston, MA 02109 with a copy (which shall not constitute notice) to: Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 919 Third Avenue, New York, NY 10022

7.4 Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (a) to Exhibits and Schedules mean the Exhibits and Schedules contained in the Seller Disclosure Letter and Buyer Disclosure Letter attached to this Agreement; (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules, the Seller Disclosure Letter and the Buyer Disclosure Letter referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

7.5 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.7 Entire Agreement. This Agreement (including the Seller Disclosure Letter and the Buyer Disclosure Letter) and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Seller Disclosure Letter and the Buyer Disclosure Letter (other than an exception expressly set forth as such in the Seller Disclosure Letter or the Buyer Disclosure Letter), the statements in the body of this Agreement will control.

7.8 Successors and Assigns. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

7.9 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.11 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transaction, each of the Parties:

(a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.11; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.3 of this Agreement; and (f) irrevocably and unconditionally waives the right to trial by jury.

7.12 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breaches such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

7.13 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (INCLUDING ANY ACTION OR LIABILITY INVOLVING ANY OF THE FINANCING SOURCES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together constitute one and the same instrument. This Agreement may be (i) transmitted for reproduction and execution by any means now known or hereafter devised, including facsimile or electronic file transmission, and (ii) converted from its original software program to another and/or printed on different paper formats or in different fonts, any or all of which may result in variations to the pagination and appearance of the counterpart versions of this Agreement. The execution and delivery of counterparts of this Agreement, by facsimile, by electronic file transmission or by original manual signature, regardless of the means or any variation in pagination or appearance, shall be binding upon the parties. Any party delivering an executed counterpart of this Agreement by facsimile or by electronic file transmission shall also deliver a manually executed counterpart of this Agreement to each other party, but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

GALECTO, INC.

By: /s/Hans T. Schambye

Name: Hans T. Schambye

Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BRIDGE MEDICINES LLC

By: /s/ Matt Kronmiller

Name: Matt Kronmiller

Title: Chief Executive Officer